Exhibit 23.5

CONSENT OF RBC CAPITAL MARKETS CORPORATION

April 13, 2007

The Board of Directors

Placer Sierra Bancshares

525 J Street

Sacramento, CA 95814

Re: Consent of RBC Capital Markets Corporation

We hereby consent to the inclusion of our opinion letter, dated January 8, 2007, to the Board of Directors of Placer Sierra Bancshares as an Appendix to the Proxy Statement-Prospectus relating to the proposed acquisition of Placer Sierra Bancshares by Wells Fargo & Company (“Wells Fargo”) contained in Wells Fargo’s Registration Statement on Form S-4 as filed with the Securities and Exchange Commission, and to the references to our firm and such opinion under the captions “Summary — Placer Sierra’s Financial Advisor Believes the Merger is Fair from a Financial Point of View” and “The Proposed Merger — Opinion of Placer Sierra’s Financial Advisor” in such Proxy Statement-Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

Very truly yours,

/s/ RBC Capital Markets Corporation

RBC Capital Markets Corporation